Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Vast Solar Pty Ltd of our report dated March 31, 2023 relating to the financial statements of Vast Solar Pty Ltd, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Sydney, Australia

May 18, 2023